                                                                  EXHIBIT (a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated March 20, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Salomon Smith Barney Inc. ("Salomon Smith Barney" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK)

                                      OF

                           CORDANT TECHNOLOGIES INC.

                                      AT

                             $57.00 NET PER SHARE

                                      BY

                            OMEGA ACQUISITION CORP.

                         A WHOLLY OWNED SUBSIDIARY OF

                                  ALCOA INC.

     Omega Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), is offering to purchase all of the outstanding shares of common stock, par value $1.00 per share, of Cordant Technologies Inc., a Delaware corporation (the "Company"), including the associated rights to purchase preferred stock (collectively, the "Shares"), at price of $57.00 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in Offer to Purchase, dated March 20, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and Morrow & Co., Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
        TIME, ON MONDAY, APRIL 24, 2000, UNLESS THE OFFER IS EXTENDED.
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     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date of the Offer a number Shares that represents at least a majority of the issued and outstanding Shares on a fully diluted basis and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, having expired or been terminated. The Offer is also subject to other conditions. See Section 15 of the Offer to Purchase.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 14, 2000 (the "Merger Agreement"), among Alcoa, the Purchaser and the Company. The purpose of the Offer is for Alcoa, through the Purchaser, to acquire a majority voting interest in the Company as the first step in acquiring the entire equity interest in the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Alcoa or any of its subsidiaries or by the Company or any of its subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters' rights under the DGCL) will be converted into the right to receive $57.00 in cash, or any higher price that is paid in the Offer, without interest thereon.

     THE BOARD OF DIRECTORS OF THE COMPANY (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (III) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to tendering stockholders. Under no circumstances will interest on the purchase price of Shares be paid by the Purchaser because of any delay in making any payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer the Purchase), and (iii) any other documents required by the Letter of Transmittal.

     The Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date if any of the conditions to its obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by the Merger Agreement, waived by 5:00 p.m., New York City time, on Monday, April 24, 2000 (or any other time then set as the Expiration
Date), or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission applicable to the Offer other than Rule 14e-5 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Unless the Company advises the Purchaser that it does not wish the Offer to be extended, the Purchaser shall extend the Offer from time to time until the earlier of (a) 30 days after the date on which certain regulatory conditions are satisfied or (b) September 30, 2000, in the event that on the Expiration Date all of the conditions to the Offer have not been satisfied or waived as permitted by the Merger Agreement. Any extension described in clause (i) of the first sentence in this paragraph or described in the preceding sentence will not exceed the lesser of (1) ten business days or
(2) such small number of days that the Purchaser reasonably believes it necessary to cause the conditions to the Offer to be satisfied. If all conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn at such time (which Shares may not thereafter be withdrawn) and extend the Offer to provide a "subsequent offering period" for at least three business days, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer consideration. The Purchaser may not extend the Offer during the subsequent offering period for more than 20 business days (for all such extensions). The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, April 24, 2000 unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares (except during the subsequent offering period).

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (except during the subsequent offering period) and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after Thursday, May 18 2000. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of registered holder of such shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Instiution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Insitution. If Shares have been tendered pursuasnt to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gains is 20%, and the deductibility of capital losses is subject to limitations. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete decription of certain U.S. federal income tax consequences of the Offer and the Merger see Section 5 of Offer to Purchase.

     The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

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     The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                          445 Park Avenue, 5th Floor
                              New York, NY 10022
                          Call Collect (212) 754-8000
                Banks and Brokerage Firms Call: (800) 662-5200

                   Stockholders Please Call: (800) 566-9061


                      The Dealer Manager for the Offer is:

                             SALOMON SMITH BARNEY
                             388 Greenwich Street
                              New York, NY 10013
                        Call Toll Free: (877) 319-4978

March 20, 2000
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